Exhibit 99.1
Carter Validus Mission Critical REIT II, Inc. Acquires Healthcare and Data Center Properties Totaling Over $141 Million
The acquisitions add approximately 362,000 leased square feet, including the largest data center in Connecticut, to Carter Validus Mission Critical REIT II, Inc.’s portfolio.

(TAMPA, FL) May 15, 2017 – Carter Validus Mission Critical REIT II, Inc. (“CV Mission Critical REIT II”), a non-traded real estate investment trust focused on assembling a portfolio of net leased data center and healthcare assets, acquired five properties in March 2017 for an aggregate purchase price of approximately $141.5 million.

PROPERTY HIGHLIGHTS:

Norwalk Data Center
Acquired by CV Mission Critical REIT II for approximately $58.9 million, the Norwalk Data Center is a powered-shell colocation data center property located in Norwalk, Connecticut. Standing as the largest data center in the state, the facility totals 167,691 rentable square feet comprised of 75,000 square feet of data center space, 30,000 square feet of office space, and approximately 62,000 square feet of supporting infrastructure. The Norwalk Data Center is 100% leased to Cervalis, LLC, a subsidiary of Cyrus One (NASDAQ: CONE). CyrusOne is an owner, operator, and developer of enterprise class, carrier neutral, multi-tenant data center properties.

Aurora Healthcare Facility
The Aurora Healthcare Facility was acquired by CV Mission Critical REIT II for approximately $11.5 million. Built in 2002 and located in Aurora, Illinois, across from the Rush-Copley Medical Center Campus, the 24,722 rentable-square-foot facility is 100% leased on a 9.5-year term to Copley Memorial Hospital, Inc. The facility currently houses an ambulatory surgery center, pre- and post-operating bays, cast rooms, a bone density room and imaging capabilities. Additional services offered include outpatient physical therapy and outpatient orthopedic surgeries.

Texas Rehabilitation Hospital Portfolio
CV Mission Critical REIT II acquired a portfolio of three fully-occupied inpatient rehabilitation facilities on March 31, 2017 for approximately $71.1 million. One property is located in Austin, Texas and is fully leased to HealthSouth Rehabilitation Hospital of South Austin, LLC. The other two properties are fully leased to affiliates of Post Acute Medical, LLC, (“PAM”) and are located in Allen, Texas and Beaumont, Texas. PAM is a national developer and operator of freestanding inpatient rehabilitation facilities and long-term acute care hospitals with operations in eight states. Together, the three properties total 169,722 square feet of leased space.

“We believe these acquisitions represent our commitment to invest in high-quality real estate in the growing data center and healthcare industries. We further believe the critical nature of these buildings to the tenants that occupy them, along with their favorable locations and property conditions make them attractive acquisitions for CV Mission Critical REIT II,” said John E. Carter, Chief Executive Officer of CV Mission Critical REIT II.
Michael A. Seton, President of CV Mission Critical REIT II, commented, “We are thrilled to add these fully-occupied, net leased properties to our expanding portfolio. We believe acquisitions like these align well with our high-growth, net lease, mission critical investment strategy, and anticipate that they will translate into added value for our stockholders.”

Subsequent to these acquisitions, CV Mission Critical REIT II entered into two term loans:

•	A $34.2 million loan with Bank of America, National Association on April 19, 2017

•	A $39.9 million loan with Capital One, National Association on April 20, 2017

About Carter Validus Mission Critical REIT II, Inc.:
Carter Validus Mission Critical REIT II, Inc. is a public, non-traded company headquartered in Tampa, Florida that has elected to be taxed, and believes it qualifies, as a real estate investment trust. Carter Validus Mission Critical REIT II, Inc. intends to acquire mission critical real estate assets located throughout the United States and abroad. Mission critical real estate assets are purpose-built facilities designed to support the most essential operations of tenants. Carter Validus Mission Critical REIT II, Inc. intends to continue to focus its acquisitions on mission critical assets in the data center and healthcare property sectors. See www.cvmissioncriticalreit2.com for more information.

Media Contact:
Stacy Sheedy
Marketing Manager, Carter Validus
ssheedy@cvreit.com
813-316-4292

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "will" and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although CV Mission Critical REIT II believes the expectations reflected in such forward looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. CV Mission Critical REIT II undertakes no obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in CV Mission Critical REIT II’s expectations.